Exhibit 99.1

LETTER OF LIQUIDATING DISTRIBUTION

January 26, 2010

Re: Distribution under Plan of Liquidation

Dear Vestin Fund III Members:

In accordance with the plan of complete liquidation and dissolution (the “Plan”) of Vestin Fund III LLC (the “Fund”), which was approved by a majority of the members at a special meeting held on July 2, 2009, we are in the process of implementing an orderly liquidation of our assets.  Enclosed is your first distribution under the Plan.

The initial liquidating distribution made to all Fund Members is in the aggregate amount of $1,003,647.01. The enclosed payment represents your portion of the $1,003,647.01 and was calculated based upon the units you own, which represents your percentage ownership interest in the Fund.

While we will endeavor to make future distributions on a quarterly basis; the actual distribution schedule will depend upon when we receive proceeds from payoffs of our outstanding real estate loans and the sale of foreclosed properties.

Current information regarding our assets and financial position may be obtained by reviewing our Form 10-Q for the quarterly period ending September 30, 2009, which is available on our web site at www.vestinmortgage.com.  Just click on the Vestin Fund III link located on the left hand side of the home page and look for SEC filings.

Sincerely,

 Michael V. Shustek

Chief Executive Officer and Director

Of Vestin Mortgage, Inc., Manager of Vestin Fund III, LLC